Exhibit 12.1


Electronic Retailing Systems International, Inc.
Computation of Ratio of Earnings to Fixed Charges
(Amounts in thousands of dollars)


							  Year Ended December 31,
							 2000	       1999	       1998


Pre-tax loss from continuing
operations   					$(23,621)	$(36,693)	$(34,313)
---------------------   ---------

Fixed charges:
Interest expense & amortization          	   5,629	  18,844	  16,886

Rentals:
 Buildings - 33%                               188         263	     315

 Office and other leased equipment-33%          22          11          25
---------------------   --------

Total fixed charges                          5,839      19,118      17,226
---------------------   --------

Earnings before income taxes, minority
  interest and fixed charges               (17,782)    (17,575)    (17,087)
---------------------   --------

Ratio of earnings to fixed charges           (3.05)      (0.92)      (0.99)
---------------------   --------

Deficiency of earnings to fixed charges    $23,621     $36,693     $34,313